UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

February 18, 2010
Date of Report (Date of earliest event reported)

Archipelago Learning, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34555	27-0767387
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3400 Carlisle St., Suite 345 Dallas, Texas	75204
(Address of principal executive offices)	(Zip Code)

(800) 419-3191
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2010, Archipelago Learning, Inc. (the “Company”) and Ray Lowrey, the Company’s Executive Vice President and Chief Technology Officer, entered into an amendment to Mr. Lowrey’s employment agreement amending the terms of his annual performance bonus.  Pursuant to the terms of the amendment, Mr. Lowrey became eligible to receive an annual performance bonus of up to 50% of his base salary based on performance targets established by the Board of Directors in any particular fiscal year, and if such performance targets are exceeded in any fiscal year, the maximum bonus that Mr. Lowrey is eligible to receive will be an amount equal to 60% of his base salary.  Previously, Mr. Lowrey was eligible to receive an annual performance bonus of up to 40% of his base salary based on performance targets established by the Board of Directors, and if such performance targets were exceeded, the maximum bonus that Mr. Lowrey was eligible to receive was be an amount equal to 50% of his base salary.  The amendment to the employment agreement also reflected Mr. Lowrey’s position as Executive Vice President and Chief Technology Officer.  He previously was Senior Vice President and Chief Technology Officer.

In addition, in March the Company intends to grant Mr. Lowrey stock options for 30,440 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an exercise price equal to the closing price of the Common Stock on the grant date.  The stock options will vest ratably over four years

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHIPELAGO LEARNING, INC.

Date	By:	/s/ Tim McEwen
		Name:	Tim McEwen
		Title:	President and Chief Executive Officer

Date:  February 24, 2010